Exhibit 23.1

 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of AYRO, Inc. on Form S-3 (File No.’s 333-274439, 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-240314 and 333-248543) and Form S-8 (File No.’s 333-128488, 333-158232, 333-216145, 333-225790, 333-240316 and 333-251029) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2025, with respect to our audits of the consolidated financial statements of AYRO, Inc. as of and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of AYRO, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

March 31, 2025